Amendment No.1
to pricing supplement No. 1355R dated October 27, 2011
To product supplement R dated September 30, 2009,
prospectus supplement dated September 29, 2009 and
prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated January 9, 2012; Rule 424(b)(3)
Deutsche Bank AG, London Branch
$1,000,000 Market Contribution Securities Linked to the Deutsche Bank Liquid Commodity Apex 14 IndexTM Total Return due May 3, 2013
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The securities offered hereby constitute a further issuance of, and will be consolidated with, the $3,215,000 aggregate face amount of Market Contribution Securities Linked to the Deutsche Bank Liquid Commodity Apex 14 IndexTM Total Return due May 3, 2013 that priced on October 27, 2011 (the “original trade date”) and were issued by us on November 1, 2011 (the “original issue date”). The securities offered hereby will have the same CUSIP number as the previously issued securities and will trade interchangeably with the previously issued securities immediately upon settlement. Upon completion of the offering of the securities offered hereby, the aggregate face amount of the securities issued will be $4,215,000.

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We describe the securities in the original pricing supplement, product supplement, prospectus supplement and prospectus filed with the Securities and Exchange Commission, or SEC. You may access the original pricing supplement, and the related product supplement, prospectus supplement and prospectus, on the SEC website:

•	Original pricing supplement dated October 27, 2011
http://www.sec.gov/Archives/edgar/data/1159508/000095010311004541/dp26985_424b2-1355r.htm

•	Product supplement R dated September 30, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509201138/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Terms used but not defined herein have the meanings given to such terms in the original pricing supplement.

•	Face Amount: $1,000

•	Issue Price: 98.454% of the Face Amount

•	The Index closing level on January 9, 2012 was 1,557.98. The Initial Level of the Index as determined on the original trade date is 1,576.77.

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You will have the right to cause us to redeem your securities, in whole or in part, for the Redemption Amount if we receive notification of your intention during the Election Period, as set forth in the original pricing supplement.

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You should review carefully the section of the original pricing supplement entitled “Selected Purchase Considerations—Tax Consequences" and the section of the product supplement entitled “U.S. Federal Income Tax Consequences.” We believe it is reasonable to treat the securities for U.S. federal income tax purposes as described therein.

•	The securities offered hereby priced on January 9, 2012 and are expected to settle on January 12, 2012.

•	CUSIP/ISIN: 2515A1E56 / US2515A1E565

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the original pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement, the original pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$984.54	$0.00	$984.54
Total	$984,540.00	$0.00	$984,540.00
(1) The securities will not be sold with an up-front commission or fee. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in the original pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in the original pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$984,540.00	$112.83

Deutsche Bank Securities
January 9, 2012

Information on the Index, Base Index and Underlying Indices

As of January 9, 2012, the participation level of the Index in the Base Index was 200.00% and the weights of the Underlying Indices were set forth in the table below.
Underlying Index	Weight
MRE Index	20.06%
Momentum Index	25.75%
Leveraged Harvest Index	54.19%

The table below shows the weights of the sub-indices included in the MRE Index as of January 9, 2012.

MRE Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight
DBLCI-OY MAL (Aluminium)	London Metal Exchange	DBLCOALE Index	7.79%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	1.64%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	3.04%
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	20.94%
DBLCI-OY GC (Gold)	COMEX	DBLCOGCE Index	1.83%
DBLCI-OY MPB (Standard Lead)	London Metal Exchange	DBLCYEPB Index	3.83%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	7.73%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	0.07%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	5.59%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	7.59%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	7.25%
DBLCI Natural Gas (Natural Gas)	N.Y. Mercantile Exchange	DBLCNGEU Index	32.70%

The table below shows the weights of the sub-indices included in the Momentum Index as of January 9, 2012. The weights in the table below that are negative represent a short position in the respective Momentum Sub-Index, the weights that are positive represent a long position in the respective Momentum Sub-Index and the weights that equal zero represent that the Momentum Index is not invested in the respective Momentum Sub-Index as of January 9, 2012.

Momentum Sub-Index	Bloomberg Ticker	Last Rebalance Weight
S&P GSCI Crude Oil ER Index	SPGCCLP Index	0.00%
S&P GSCI Natural Gas ER Index	SPGCNGP Index	-8.30%
S&P GSCI Corn ER Index	SPGCCNP Index	-8.22%
S&P GSCI Wheat ER Index	SPGCWHP Index	-8.11%
S&P GSCI Soybean ER Index	SPGCSOP Index	-8.34%
S&P GSCI Sugar ER Index	SPGCSBP Index	-7.90%
S&P GSCI Copper ER Index	SPGCICP Index	0.00%
S&P GSCI Aluminum ER Index	SPGCIAP Index	-8.42%
S&P GSCI Zinc ER Index	SPGCIZP Index	-8.31%
S&P GSCI Nickel ER Index	SPGCIKP Index	-8.39%
S&P GSCI Gold ER Index	SPGCGCP Index	-8.34%
S&P GSCI Silver ER Index	SPGCSIP Index	-8.08%
S&P GSCI RBOB Gasoline ER Index	SPGCHUP Index	-8.33%
S&P GSCI Heating Oil ER Index	SPGCHOP Index	-8.39%

The table below shows the weights of the sub-indices included in the Booster Index as of January 9, 2012.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	17.64%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	6.52%
DBLCI-OY LCO (Brent Crude)	CE Futures U.K.	DBLCYECO Index	8.79%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	5.00%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	10.23%
DBLCI-OY GC (Gold)	COMEX	DBLCOGCE Index	6.58%
S&P Goldman Sachs Live Cattle Index	Chicago Mercantile Exchange	SPGCLCP Index	5.24%
DBLCI-OY MAL (Aluminum)	London Metal Exchange	DBLCOALE Index	4.40%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	5.13%
DBLCI-OY SB (Sugar #11)	ICE Futures U.S.	DBLCYESB Index	4.95%
S&P Goldman Sachs Lean Hogs Index	Chicago Mercantile Exchange	SPGCLHP Index	2.95%

DBLCI-OY LGO (Gasoil)	ICE Futures U.K.	DBLCYEGO Index	3.78%
DBLCI-OY CT (Cotton #2)	ICE Futures U.S.	DBLCYECE Index	3.65%
DBLCI-OY HO (Heating Oil)	N.Y. Mercantile Exchange	DBLCOHOE Index	2.76%
DBLCI-OY RB (RBOB Gasoline)	N.Y. Mercantile Exchange	DBLCYERB Index	2.59%
DBLCI-OY NG (Natural Gas)	N.Y. Mercantile Exchange	DBLCYENG Index	1.02%
DBLCI-OY KC (Coffee)	ICE Futures U.S.	DBLCYEKC Index	1.96%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	1.26%
DBLCI-OY KW (Kansas Wheat)	Kansas City Board of Trade	DBLCYEKW Index	1.43%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	1.01%
DBLCI-OY MPB (Standard Lead)	London Metal Exchange	DBLCYEPB	0.76%
S&P Goldman Sachs Feeder Cattle Index	Chicago Mercantile Exchange	SPGCFCP Index	0.93%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	0.99%
DBLCI-OY CC (Cocoa)	ICE Futures U.S.	DBLCYECC Index	0.43%

Historical Information on the Index

The closing level of the Index on January 9, 2012 was 1,557.98. The Initial Level of the Index as determined on the original trade date is 1,576.77.

The following graph shows the retrospectively calculated high, low and period-end closing levels of the Index for each calendar quarter from October 1, 2001 through October 27, 2010 and historical high, low and period-end closing levels of the Index for each calendar quarter from October 18, 2010 to January 9, 2012. The closing level of the Index on January 9, 2012 was 1,557.98. The historical and retrospectively calculated levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Investor Redemption Valuation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of December 30, 2011, filed as an exhibit to our opinion, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of such counsel dated December 30, 2011, which has been filed on Form 6-K by the Issuer on December 30, 2011.